(d)(5)(i)

August 1, 2021

Voya Funds Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re: Money Market Fund Expense Limitation Agreement for Voya Government Money Market Fund

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement among Voya Investments, LLC (the "Investment Manager"), Voya Investments Distributor, LLC (the "Distributor"), and Voya Funds Trust (the "Registrant"), dated November 5, 2019 (the "Money Market Fund Expense Limitation Agreement"), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and management fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero.

By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from August 1, 2021 through August 1, 2022, to waive a portion of their distribution and/or shareholder servicing fees and management fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero. Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending Schedule A of the Money Market Fund Expense Limitation Agreement. The Amended Schedule A is attached hereto.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

August 1, 2021 Page 2

Please indicate your agreement to this term extension by executing below in the place indicated. This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

Voya Investments, LLC

By: /s/ Todd Modic_______________

Todd Modic

Senior Vice President

Voya Investments Distributor, LLC

By: /s/ Andrew K. Schlueter_________

Andrew K. Schlueter

Vice President

Agreed and Accepted:

Voya Funds Trust

By: /s/ Kimberly A. Anderson_________

Kimberly A. Anderson

Senior Vice President

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

VOYA FUNDS TRUST
OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense
Limitation Agreement

Voya Government Money	Term Expires August 1, 2022
Market Fund

/s/ HE HE

Effective Date: August 1, 2021